Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973

Synovus Reports 12.1% Increase in Net Income for First Quarter 2005

TSYS’ Growth Exceeds Expectations with Largest Quarterly Increase in Five Years

Financial Services Segment’s Fundamental Growth Continues at an Excellent Pace

Columbus, Ga., April 26, 2005 — Synovus’ first quarter earnings grew 12.1% over the first quarter 2004 to $116.7 million, which represented earnings per share growth of 9.6% to $.37 per share, Synovus’ Chief Executive Officer James H. Blanchard announced today.

“We started 2005 with both the Synovus Financial Services segment and TSYS providing the key drivers for an impressive first quarter,” said Blanchard. “Excellent credit quality, strong loan growth and a stable margin drove the earnings momentum in the quarter for the Financial Services segment. TSYS’ performance exceeded expectations with a great start toward another record year.”

Return on assets for the quarter was 1.86% and return on equity was 17.52% for the first quarter 2005, compared to 1.91% and 18.00%, respectively, in the same period last year. Shareholders’ equity at March 31, 2005, was $2.70 billion, which represented a very strong 10.44% of quarter-end assets. Total assets ended the quarter at $25.9 billion, an increase of 16.0% from the same period last year.

Asset quality continued the excellent trend that began last year. The net charge-off ratio was 0.23% compared to 0.27% last quarter and 0.16% for the first quarter of last year. The ratio of nonperforming assets to loans and other real estate was 0.52%, the same as last quarter, and down from 0.56% in the first quarter last year. The allowance for loan losses was 1.36% of loans, which provides coverage of 354% of nonperforming loans and the provision for loan losses covered net charge-offs by 1.71x for the quarter.

Net interest income grew 11.9% over last year as total loans grew 17.9% (15.8% excluding acquisitions). The net interest margin before fees was 3.98%, the same as last quarter, and up from 3.91% in the first quarter of last year. The net interest margin after fees for the first quarter was 4.11% down from 4.24% in the same period last year. This decrease was primarily due to the change in methodology for loan origination fees and costs that was implemented in the fourth quarter of last year.

Net income for the Synovus Financial Services segment increased 2.1% over last year. In the first quarter last year, Synovus recorded an after-tax gain of $9.7 million from the sale of banking operations in Quincy, Florida. Excluding this gain, Financial Services segment’s fundamental net income growth was 16.6% compared to the same period last year. Return on assets for the quarter was 1.33% and return on equity was 16.19%, compared to 1.49% and 18.18%, respectively, in the same period last year. These comparisons are also affected by the previously mentioned gain from last year. Financial Services’ non-interest income was down 17.6% as compared to last year. Excluding last year’s $15.8 million pre-tax

Post Office Box 120 / Columbus, GA 31902

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Synovus Reports 12.1% Increase in Net Income for First Quarter/p. 2

gain from the aforementioned bank sale, Financial Services non-interest income would have been essentially flat with increases in credit card fees of 27%, brokerage revenue of 9%, and fiduciary and asset management fees – which include trust, financial planning and asset management fees – of 3%. Mortgage banking revenue was down 14% and service charges on deposit accounts were down 5% compared to the first quarter last year. Financial Services’ non-interest expense was up 1.2% compared to last year and the efficiency ratio was 52.2% versus 52.9% last year.

TSYS reported net income of $46.1 million for the first quarter 2005 compared to $32.6 million last year, a 41.7% increase. Diluted earnings per share for the quarter increased to $0.23, up from $0.17 last year, another 41.7% increase. As a result of TSYS’ performance in the first quarter, TSYS raised its earnings guidance to 22 – 25% from the previously stated guidance of 19 – 22%. During the quarter, TSYS closed on the purchase of the remaining 50% stake in Vital Processing Services, L.L.C. from Visa U.S.A. and signed a seven-year contract with ABN Amro Bank, the 20th largest bank in the world. TSYS and Bank of America agreed to add five years to their current agreement to provide exclusive processing services through 2014.

Blanchard concluded, “As a result of the first quarter performance, we are increasing our expectations of earnings per share growth from 12 – 15 % to 13 – 16% for 2005. Stable credit quality and margin, continued strong loan growth, and continuing expense control encourage us to believe the Financial Services segment will continue to perform at the very top of the peer group. Our optimism for TSYS to achieve its 22 – 25% targeted net income growth was heartily reinforced by TSYS’ stellar performance this quarter. For the remainder of 2005, we expect that the economy will continue to expand, short-term interest rates will increase modestly, the credit environment will remain favorable and TSYS will perform within its range of guidance. Synovus will continue to focus on growing deposits, managing the loan growth, quality and mix, maintaining a strong margin, expanding fee income and continuing to refine our processes to improve efficiencies. With our very dedicated and highly motivated team members and our strong balance sheet, we believe we are in position to achieve higher earnings performance throughout the year and beyond.”

Synovus will host an earnings highlights conference call at 4:30 pm EDT, on April 26, 2005. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

Synovus (NYSE: “SNV”) is a diversified financial services holding company with over $25 billion in assets based in Columbus, Georgia. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 41 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), the world’s largest third-party processor of international payments. Synovus has been named one of “The 100 Best Companies To Work For” in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. In 2005, Synovus was also named as one of “America’s Most Admired Companies”. See Synovus on the Web at www.synovus.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ expected growth in net income for 2005, Synovus’ expected growth in earnings per share for 2005, Synovus’ belief that the Financial Services segment will perform at the top of its peer group and that Synovus is in a position to achieve higher earnings performance, and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2005, the economy will continue to expand; short-term interest rates will increase modestly; the credit environment will remain favorable; and TSYS’ net income

Post Office Box 120 / Columbus, GA 31902

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Synovus Reports 12.1% Increase in Net Income for First Quarter/p. 3

growth will be in the 22 – 25% range. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other financial service providers; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS’ net income growth is lower that anticipated; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation, investigations, or similar matters, or adverse facts and developments related thereto; the impact of changes in accounting principles; the effects of changes in government policy and regulations, including restrictions and/or limitations arising from banking laws, regulations and examinations; and the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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Post Office Box 120 / Columbus, GA 31902

www.synovus.com